Exhibit 5.1

Matheau J. W. Stout, Esq.

Attorney At Law

400 East Pratt Street	Tel	(410) 429-7076

8th Floor	Fax	(888) 907-1740

Baltimore, Maryland 21202	www.otclawyers.com

February 5, 2018

Aditya Sharma

Chief Executive Officer

CROSSCODE, INC.

17285 74th Avenue

Maple Grove, MN 55311

Re:           Registration Statement on Form S-1 (the "Registration Statement")

Dear Mr. Sharma:

I have acted as counsel to CROSSCODE, INC. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed sale of up to 4,000,000 shares of common stock held by the Company and 4,182,081 shares held by the Selling stockholder Selling stockholders (the “Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) Resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as I have deemed necessary as a basis for the opinions herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based on my examination mentioned above, I am of the opinion that the 4,182,081 shares of common stock held by the Selling stockholders are legally and validly issued, fully paid and non-assessable and that the 4,000,000 shares of common stock held by the Company, when issued, will be legally and validly issued, fully paid and non-assessable.

I am an attorney admitted to practice in Maryland. I am familiar with the applicable provisions of the Delaware Revised Statutes, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Matheau J. W. Stout

Matheau J. W. Stout

[1] Global IT Services Spend of $3.5 trillion (3.2% CAGR, but fluctuating dramatically from massive currency relative valuation shifts globally) from Gartner Group 2015 Q2 Report. Manual analysis portion from company estimates.

[2] 50% is the conservative estimate that the company has been able to get confirmed “on the record”. Management’s personal experience is that this is more commonly on the order of 70%.

[3] This is sourced labor, not in-house labor. The large additional operational expense savings of reduced in-house labor cost is not represented.